Exhibit (h)(1)(ix)

AMENDMENT FIVE TO ADMINISTRATION AGREEMENT

This Amendment, dated October 9, 2012, amends the Administration Agreement (“Agreement”) dated September 9, 2010 between J.P. Morgan Investor Services Co. (“J.P. Morgan”) and the AQR Funds, a Delaware statutory trust, on behalf of each series listed on Schedule 1 of the Agreement and each Cayman Islands entity listed on Schedule 1 of the Agreement. Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to such terms in the Agreement.

WHEREAS, the parties hereto wish to amend Schedule 1 of the Agreement in order to revise the list of funds covered by the Agreement.

NOW, THEREFORE, the parties hereby agree to amend the Agreement, to be effective as of the date hereof, in the following respects:

1.	Schedule 1 of the Agreement includes the following Fund:

AQR Risk Parity II MV Fund

AQR Risk Parity II HV Fund

2.	Schedule 1 of the Agreement includes the following Cayman Islands Entity:

AQR Risk Parity II MV Offshore Fund Ltd.

AQR Risk Parity II HV Offshore Fund Ltd.

3.	Except as modified herein, all other provisions of the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their duly authorized representatives to be effective as of the date hereof.

AQR FUNDS, on behalf of each series listed in Schedule 1 of the Agreement		J.P. MORGAN INVESTOR SERVICES CO.

By:	/s/ Nicole DonVito	By:	/s/ Rosemary McCollin
Name: Nicole DonVito		Name: Rosemary McCollin
Title: Vice President		Title: Vice President

AQR MANAGED FUTURES STRATEGY OFFSHORE FUND LTD.

AQR RISK PARITY OFFSHORE FUND LTD.

AQR MULTI-STRATEGY ALTERNATIVE OFFSHORE FUND LTD.

AQR RISK-BALANCED COMMODITIES STRATEGY OFFSHORE FUND LTD.

AQR RISK-BALANCED COMMODITIES STRATEGY LV OFFSHORE FUND LTD.

AQR RISK PARITY II MV OFFSHORE FUND LTD.

AQR RISK PARITY II HV OFFSHORE FUND LTD.

By:	/s/ Marco Hanig
Name: Marco Hanig
Title: Director